Exhibit 5.1

November 21, 2016

HollyFrontier Corporation

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Re:	$750,000,000 5.875% Senior Notes due 2026

Ladies and Gentlemen:

We have acted as counsel for HollyFrontier Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and sale by the Company pursuant to Rule 415 under the Securities Act of $750,000,000 aggregate principal amount of 5.875% Senior Notes due 2026 (the “Securities”), pursuant to the Underwriting Agreement, dated November 16, 2016 (the “Underwriting Agreement”), among the Company and Citigroup Global Markets Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, MUFG Securities Americas Inc. and TD Securities (USA) LLC, as representatives of the several underwriters listed therein. The Securities represent a re-opening of the Company’s 5.875% Senior Notes due 2026, issued in an underwritten public offering in March 2016 in an aggregate principal amount of $250,000,000.

The Securities were offered and sold pursuant to a prospectus supplement, dated November 16, 2016, and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b), to a prospectus dated November 20, 2015 (such prospectus, as amended and supplemented by the prospectus supplement, the “Prospectus”) and included in a Registration Statement on Form S-3 (Registration No. 333- 208155) (the “Registration Statement”), which became effective upon filing.

The Securities were issued pursuant to that certain Indenture, dated as of March 22, 2016, between the Company and Wells Fargo Bank, National Association (the “Trustee”), as trustee (the “Indenture”), as supplemented by that First Supplemental Indenture, dated as of March 22, 2016, between the Company and the Trustee (the “Supplemental Indenture”).

We have reviewed those agreements, records, documents and matters of law as we have deemed relevant in order to render the opinion set forth herein, including but not limited to (i) the Registration Statement; (ii) the Prospectus; (iii) the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company; (iv) resolutions adopted by the Board of Directors of the Company; (v) resolutions adopted by the Pricing Committee of the Company; (vi) the global certificates representing the Securities; (vii) the Indenture and the Supplemental Indenture; (viii) the Underwriting Agreement; and (ix) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3700 Dallas, TX 75201-2975 Tel +1.214.220.7700 Fax +1.214.220.7716 www.velaw.com

November 21, 2016 Page 2

In connection with this opinion, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents reviewed by us are genuine; (iii) all documents submitted to us as originals are authentic and complete; (iv) all documents submitted to us as certified or photostatic copies conform to authentic originals thereof; (v) each natural person signing any document reviewed by us had the legal capacity to do so; (vi) each person signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity; (vii) the Securities have been issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus; (viii) the Indenture and the Supplemental Indenture have been duly authorized, executed and delivered by the Trustee; (ix) the Underwriting Agreement has been duly authorized and validly executed and delivered by the representatives of the underwriters; and (x) the status of the Securities and the Indenture, as supplemented by the Supplemental Indenture, as legally valid and binding obligations of the parties is not affected by any (A) breaches of, or defaults under, agreements or instruments, (B) violations of statutes, rules, regulations or court or governmental orders, or (C) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Based upon and subject to the foregoing and subject further to the assumptions, exceptions and qualifications stated herein, it is our opinion that the Securities have been duly authorized, executed and issued by the Company and, assuming that the Securities have been duly authenticated by the Trustee, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as that enforcement is subject to any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, and general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law), and are entitled to the benefits of the Indenture, as amended and supplemented by the Supplemental Indenture.

The foregoing opinions are limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We consent to the filing of this opinion of counsel as an exhibit to a Current Report on Form 8-K. We also consent to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that this firm is in the category of persons whose consent is required under the provisions of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is furnished to you in connection with the filing of a Current Report on Form 8-K relating to the offering of the Securities and is not to be used, circulated, quoted or otherwise relied on for any other purpose.

We disclaim any duty to advise you regarding any changes in, or otherwise communicate with you with respect to, the matters addressed herein.

Very truly yours,

/s/ Vinson & Elkins L.L.P.